UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2008

Wolverine World Wide, Inc.
(Exact Name of Registrant as
Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-06024 (Commission File Number)	38-1185150 (IRS Employer Identification No.)

9341 Courtland Drive Rockford, Michigan (Address of Principal Executive Offices)	49351 (Zip Code)

Registrant's telephone number, including area code:  (616) 866-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On March 11, 2008, Wolverine World Wide, Inc. (the "Company") entered into an agreement with Blake W. Krueger that, upon termination of his employment other than termination by the Company for cause or termination by Mr. Krueger for other than good reason, requires the following payments in exchange for a general release in favor of the Company: 18 months' base salary (reduced by payments he receives if he is employed by a competing business); a pro rata portion of the annual incentive bonus and the long-term bonus for all uncompleted performance periods based on actual corporate performance for the applicable performance periods; a pro rata portion of the annual discretionary bonus relating to personal performance objectives; and, with respect to any triggering termination occurring before Mr. Krueger's 60th birthday, either a waiver of the non-competition clause in the Supplemental Executive Retirement Plan ("SERP") or a payment of 36 months' base salary. Mr. Krueger also will be paid any annual incentive bonus and long-term incentive bonus earned but not paid prior to his termination.

          Additionally, the Company agreed to grant Mr. Krueger one additional deemed year of service under the SERP for each year he serves as Chief Executive Officer of the Company, beginning with 2007.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	March 12, 2008	WOLVERINE WORLD WIDE, INC. (Registrant)

/s/ Kenneth A. Grady
Kenneth A. Grady General Counsel and Secretary